Exhibit 99.B(d)(20)(iv)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

September 1, 2009

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated October 31, 2005, as amended, between Directed Services LLC and Davis Selected Advisers, LP, (the “Sub-Advisory Agreement”) the sub-advisory fee for ING Davis New York Venture Portfolio (the “Portfolio”), was reduced on September 1, 2009.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from September 1, 2009 through and including May 1, 2011.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the September 1, 2009 sub-advisory reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

ING Partners, Inc.

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President